Exhibit 4.5

Exhibit A to Stock Purchase Agreement

ZaZa Energy Corporation

1301 McKinney Street, Suite 2850

Houston, Texas 77010

            February         , 2012

Investor

Investor Address

Re:         Registration Rights

Dear                     :

We understand that you recently agreed to acquire                      shares of common stock (the “Shares”) of ZaZa Energy Corporation, a Delaware corporation (the “Company”). We understand that as a condition to your acquisition of the Shares, you requested the registration rights granted by this letter. The Company covenants and agrees that it shall file within ninety (90) days of the acquisition of the Shares by you, a resale registration statement on Form S-1 (the “Registration Statement”) with the Securities and Exchange Commission covering the resale by you, among others, of the Company’s common stock, including the Shares, and use its commercially reasonable efforts to cause the Registration Statement to be declared effective within 180 days of such acquisition.

We have provided you with a copy of the Securities Purchase Agreement, dated February 21, 2012, regarding the issuance of notes and warrants by the Company (the “Purchase Agreement”). We refer you to Section 11A of the Purchase Agreement granting certain registration rights to the purchasers therein. In connection with filing the Registration Statement, the Company hereby agrees to follow the same procedures applicable to “Registrable Shares” thereunder for the registration of the Shares, and hereby grants you the same rights and privileges as a holder of Registrable Shares pursuant to Section 11A. In addition, you agree to abide by all of the obligations of a holder under Section 11A of Registrable Shares, including the obligation to suspend sales following receipt of a “Suspension Notice”. The Company further agrees to maintain the effectiveness of the Registration Statement, subject to the limitations and exceptions contained in the Purchase Agreement, until you no longer own the Shares or the Shares may be resold pursuant to Rule 144 of the Securities Act of 1933, as amended (the “Securities Act”), and are no longer subject to the volume restrictions contained therein at which time the Company shall promptly cause American Stock Transfer & Trust Co., the Company’s transfer agent, to remove the restrictive legends from the Shares. The Company shall promptly take such action as may be necessary to maintain status as a public reporting company, including filing timely all reports required to be filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended. In addition, the Company hereby indemnifies you to the same extent as a “holder” is indemnified in Section 11A(6) of the Purchase Agreement.

Following the closing of the transfer of the Shares, the Company shall promptly disclose on Form 8-K that it has provided registration rights to a third party investor on substantially the same terms as it has provided under the Purchase Agreement.

The Company’s obligations under this letter agreement shall cease when you no longer own the Shares or the Shares may be transferred without restriction under the Securities Act.

This letter agreement shall be governed by and construed in accordance with the laws of the State of New York.

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If the foregoing is acceptable to you, please kindly sign and date this letter and return it promptly to a representative of the Company.

Kind regards,

ZaZa Energy Corporation

Name:
Title:

AGREED, ACKNOWLEDGED AND ACCEPTED

INVESTOR

Name: Title:

February         , 2012